EXHIBIT 99.1

Press Release

For Immediate Release	Media Contact: Investor Contact:	Kerrie Cohen 212-526-4092 Ed Grieb 212-526-0588

LEHMAN BROTHERS ANNOUNCES EXPECTED
SECOND QUARTER RESULTS

- Expects to Report a Net Loss of $2.8 billion, or ($5.14) Per Share –

NEW YORK, June 9, 2008 – Lehman Brothers Holdings Inc. (ticker symbol: LEH) announced today that continued challenging market conditions will result in an expected net loss of approximately $2.8 billion, or ($5.14) per common share (diluted) for the second quarter ended May 31, 2008, compared to net income of $489 million, or $0.81 per common share (diluted), for the first quarter of fiscal 2008 and $1.3 billion, or $2.21 per common share (diluted), for the second quarter of fiscal 2007.  For the first half of fiscal 2008, the Firm expects to report a net loss of approximately $2.3 billion, or ($4.33) per common share (diluted), compared to net income of $2.4 billion, or $4.17 per common share (diluted), for the first half of fiscal 2007.

The Firm expects to report net revenues (total revenues less interest expense) for the second quarter of fiscal 2008 of negative ($0.7) billion, compared to $3.5 billion for the first quarter of 2008 and $5.5 billion for the second quarter of fiscal 2007.  Net revenues for the second quarter of fiscal 2008 reflect negative mark to market adjustments and principal trading losses, net of gains on certain debt liabilities.  Additionally, the Firm incurred losses on hedges this quarter, as gains from some hedging activity were more than offset by other hedging losses. For the first six months of fiscal 2008, the Firm expects to report net revenues of $2.8 billion, compared to $10.6 billion for the first half of fiscal 2007.

-more-

During the fiscal second quarter, the Firm further strengthened its liquidity and capital position (all below amounts estimated as of May 31, 2008):

•                  Grew the Holding Company liquidity pool to an estimated $45 billion from $34 billion at the end of the prior quarter

•                  Decreased gross assets by approximately $130 billion and net assets by approximately $60 billion(1)

•                  Reduced gross leverage to under 25.0x from 31.7x at the end of the first quarter, and reduced net leverage to under 12.5x from 15.4x(2)

•                  Reduced exposure to residential mortgages, commercial mortgages and real estate investments by an estimated 15-20% in each asset class

•                  Reduced acquisition finance exposures by an estimated 35%

•                  Reduced aggregate non-investment grade inventory (including funded acquisition finance assets) by an estimated 20%

•                  Completed the budgeted full year fiscal 2008 unsecured funding plan

•                  Increased the Firm’s long-term capital through the issuance of $4 billion of convertible preferred stock in April and approximately $5.5 billion of public benchmark long-term debt(3)

Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, “I am very disappointed in this quarter’s results.  Notwithstanding the solid underlying performance of our client franchise, we had our first-ever quarterly loss as a public company.   However, with our strengthened balance sheet and the improvement in the financial markets since March, we are well-positioned to serve our clients and execute our strategy.”

Business Segments

Capital Markets is expected to report net revenues of negative ($2.4) billion in the second quarter of fiscal 2008, compared to $1.7 billion in the first quarter of fiscal 2008 and $3.6 billion in the second quarter of fiscal 2007.  Fixed Income Capital Markets is expected to report net revenues of negative ($3.0) billion, compared to $0.3 billion in the first quarter of 2008 and $1.9 billion in the second quarter of 2007.  Excluding mark to market adjustments, related hedges and structured note liability gains, client activity in securitized products, municipals and commodities remained strong, while credit, interest rate and financing were down from last quarter but each up versus the year ago period.  Equities Capital Markets is expected to report net revenues of $0.6 billion, a decrease from $1.4 billion in the first quarter of fiscal 2008 and $1.7 billion in the second quarter of 2007, as record revenues in prime brokerage and solid execution services activity were offset, in part, by lower volatility revenues as well as estimated losses of approximately $0.3 billion on private equity and principal investments.

Investment Banking is expected to report net revenues of $0.9 billion, consistent with $0.9 billion in the first quarter of fiscal 2008 and a decrease from $1.2 billion in the second quarter of fiscal 2007.  Debt underwriting revenues are expected to be $0.3 billion, consistent with $0.3 billion in the first quarter of fiscal 2008 and a decrease from $0.5 billion in the second quarter of 2007, as strong high grade debt underwriting revenues were offset by continued weakness in high yield new issuance.  Equity underwriting revenues are expected to be $0.3 billion, an increase from $0.2 billion in the first quarter of fiscal 2008 and consistent with $0.3 billion in the second quarter of 2007.  Merger and acquisition advisory revenues are expected to be $0.2 billion, a decrease from $0.3 billion in both the first quarter of fiscal 2008 and the second quarter of 2007.

Investment Management is expected to report net revenues of $0.9 billion, a decrease from record revenues of $1.0 billion in the first quarter of fiscal 2008 and an increase from $0.8 billion in the second quarter of fiscal 2007.  Asset management revenues are expected to be $0.5 billion, a decrease from $0.6 billion in the first quarter of fiscal 2008 on lower gains from minority interests in third party alternative investment managers, and consistent with $0.5 billion in the second quarter of 2007. The Firm expects to report assets under management of approximately $277 billion, consistent with the prior quarter.  Private Investment Management is expected to report revenues of $0.4 billion, consistent with $0.4 billion in the first quarter of fiscal 2008 and an increase from $0.3 billion in the second quarter of 2007, with strength across both fixed income and equity products.

Firm Profitability and Capital

Non-interest expenses for the second quarter of fiscal 2008 are expected to be $3.4 billion, compared to $2.8 billion in the first quarter of fiscal 2008 and $3.6 billion in the second quarter of fiscal 2007.  Compensation expense was approximately $2.3 billion in the second quarter of 2008, compared to $1.8 billion in the first quarter of fiscal 2008.  Non-personnel expenses for the period were approximately $1.1 billion, compared to $1.0 billion in the first quarter of fiscal 2008.  The expected tax rate is 32%.

As of May 31, 2008, Lehman Brothers’ total stockholders’ equity was an estimated $26 billion, and total long-term capital was approximately $156 billion. (3)  Estimated book value per common share was approximately $34. (4)

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.  Lehman Brothers Inc. is a member of SIPC.

Pre-Announcement Conference Call

A conference call to discuss the Firm’s pre-announced financial results will be held today at 10:00 a.m. ET.  The call will be open to the public.  For members of the public who would like to access the conference call, it will be available through the “Shareholders” section of the Firm’s Web site under the subcategory “Events and Presentations.”  The conference call will also be available by phone by dialing, from the U.S., 1-888-942-9651 or, from outside the U.S., 1-210-234-0083 at least fifteen minutes prior to the start of the conference call.  The pass code for all callers is “9876082”.  For those unable to listen to the live broadcast, a replay will be available on the Firm’s Web site or by dialing 1-888-567-0405 (domestic) or 1-402-998-1779 (international).  The replay will be available immediately after the beginning of the call and will remain available on the Lehman Brothers Web site and by phone until 11:59 p.m. ET on June 15, 2008.

Second Quarter Earnings Call

The Firm will announce its full second quarter fiscal 2008 results on Monday, June 16, 2008 in a press release that will be issued at approximately 8:15 a.m. ET.  The press release will also be available on the Firm’s Web site: http://www.lehman.com.

A conference call to discuss the Firm’s financial results and outlook will be held at 10:00 a.m. ET that day.  The call will be open to the public.  For members of the public who would like to access the conference call, it will be available through the “Shareholders” section of the Firm’s Web site under the subcategory “Events and Presentations.”  The conference call will also be available by phone by dialing, from the U.S., 1-800-988-9465 or, from outside the U.S., 1-312-470-7006 at least fifteen minutes prior to the start of the conference call.  The pass code for all callers is “3713056”.  For those unable to listen to the live broadcast, a replay will be available on the Firm’s Web site or by dialing 1-800-890-3520 (domestic) or 1-203-369-3844 (international).  The replay will be available immediately after the beginning of the call and will remain available on the Lehman Brothers Web site and by phone until 11:59 p.m. ET on July 16, 2008.

Please direct any questions regarding the conference call to Ed Grieb at 212-526-0588, egrieb@lehman.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements.  These statements are not historical facts, but instead represent only the Firm’s expectations, estimates and projections regarding future events.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include risks and uncertainties relating to market fluctuations and volatility, industry competition and changes in the competitive environment, investor sentiment, liquidity and credit ratings, credit exposures, operational risks and legal and regulatory matters.  The Firm’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, accordingly, readers are cautioned not to place undue reliance on such statements.  The Firm undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  For more information concerning the risks and other factors that could affect the Firm’s future results and financial condition, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Firm’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Firm’s financial statements for the second fiscal quarter of 2008 are not finalized until they are filed in its Quarterly Report on Form 10-Q for the second fiscal quarter of 2008. The Firm is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting period, including the impact of such information on the complex and subjective judgments and estimates the Firm made in preparing certain of the preliminary information included in this Press Release. Subsequent information or events may lead to material differences between the preliminary results of operations described in this Press Release and the results of operations that will be described in the Firm’s subsequent earnings release and between such subsequent earnings release and the results of operations described in the Firm’s Quarterly Report on Form 10-Q for the second fiscal quarter of 2008.  Those differences may be adverse. Readers should consider this possibility in reviewing the earnings information in this Press Release.

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LEHMAN BROTHERS HOLDINGS INC.

SELECTED STATISTICAL INFORMATION

(Preliminary and Unaudited)

(Dollars in millions, except share data)

	At or for the Quarter Ended			% Change from
	May 31,	Feb 29,	May 31,	Feb 29,	May 31,
	2008	2008	2007	2008	2007
Net Revenues	$(668)	$3,507	$5,512	NM	NM
Non-Interest Expenses
Compensation and Benefits	2,325	1,841	2,718	26%	-14%
Non-personnel Expenses	1,094	1,003	915	9%	20%
Income Before Taxes	(4,087)	663	1,879	NM	NM
Net Income	(2,774)	489	1,273	NM	NM
Net Income Applicable to Common Stock	(2,873)	465	1,256	NM	NM

Earnings per Common Share
Basic	$(5.14)	$0.84	$2.33	NM	NM
Diluted	$(5.14)	$0.81	$2.21	NM	NM
Weighted Average Shares (in millions):
Basic	559.3	551.5	538.2
Diluted	559.3	572.8	568.1
Book Value per Common Share(4)	34.21	39.45	37.15
Effective Tax Rate	32.1%	26.3%	32.3%

	Six Months for the Period Ended		%Change from
	May 31,	May 31,	May 31,
	2008	2007	2007
Net Revenues	$2,839	$10,559	-73%
Non-Interest Expenses
Compensation and Benefits	4,166	5,206	-20%
Non-personnel Expenses	2,097	1,775	18%
Income Before Taxes	(3,424)	3,578	NM
Net Income	(2,285)	2,419	NM
Net Income Applicable to Common Stock	(2,408)	2,385	NM

Earnings per Common Share
Basic	$(4.33)	$4.42	NM
Diluted	$(4.33)	$4.17	NM
Weighted Average Shares (in millions):
Basic	555.5	539.7
Diluted	555.5	571.8
Book Value per Common Share(4)	34.21	37.15
Effective Tax Rate	33.3%	32.4%

LEHMAN BROTHERS HOLDINGS INC.

BUSINESS SEGMENT NET REVENUE INFORMATION

(Preliminary and Unaudited)

(In millions)

	Quarter Ended			% Change from
Business Segments	May 31, 2008	Feb 29, 2008	May 31, 2007	Feb 29, 2008	May 31, 2007

Capital Markets
Fixed Income	$(2,975)	$262	$1,902
Equities	601	1,410	1,692
Total	(2,374)	1,672	3,594	NM	NM

Investment Banking:
Global Finance – Debt	288	322	540
Global Finance – Equity	330	215	333
Advisory Services	240	330	277
Total	858	867	1,150	-1%	-25%

Investment Management:
Asset Management	496	618	460
Private Investment Management	352	350	308
Total	848	968	768	-12%	10%

Total Net Revenues	$(668)	$3,507	$5,512	NM	NM

	Six Months Ended May 31,		% Change from
Business Segments	2008	2007	May 31, 2007

Capital Markets
Fixed Income	$(2,714)	$4,075
Equities	2,011	3,021
Total	(703)	7,096	NM

Investment Banking:
Global Finance – Debt	610	968
Global Finance – Equity	545	508
Advisory Services	570	524
Total	1,725	2,000	-14%

Investment Management:
Asset Management	1,114	876
Private Investment Management	703	587
Total	1,817	1,463	24%

Total Net Revenues	$2,839	$10,559	-73%

LEHMAN BROTHERS HOLDINGS INC.

MARK TO MARKET ADJUSTMENTS GAIN/(LOSS) (5)

(Preliminary and Unaudited)

(In billions)

	At or for the three months ended
	May 31, 2008		Feb 29, 2008
	Gross	Net	Gross	Net
Residential mortgage-related positions	$(2.4)	$(2.0)	$(3.0)	$(0.8)
Other asset-backed (non-residential)-related positions	(0.3)	(0.3)	(0.2)	(0.1)
Commercial mortgage-related positions	(0.7)	(1.1)	(1.1)	(0.7)
Real estate held for sale	(0.3)	(0.3)	(0.3)	(0.3)
Acquisition finance (unfunded and funded)	(0.3)	(0.4)	(0.7)	(0.5)
	$(4.0)	$(4.1)	$(5.3)	$(2.4)
Debt liabilities measured at fair value(6)	0.4	0.4	0.6	0.6
	$(3.6)	$(3.7)	$(4.7)	$(1.8)

LEHMAN BROTHERS HOLDINGS INC.

FOOTNOTES

(Preliminary and Unaudited)

NM = Not meaningful.

Certain prior-period amounts reflect reclassifications to conform to the presentation in the current period.

(1)

The Firm calculates net assets by excluding from total assets: (i) cash and securities segregated and on deposit for regulatory and other purposes; (ii) collateralized lending agreements; and (iii) identifiable intangible assets and goodwill. Net assets as presented are not necessarily comparable to similarly-titled measures provided by other companies in the securities industry because of different methods of presentation.

(2)

Gross Leverage ratio is defined as total assets divided by total stockholders’ equity. Net leverage ratio is defined as net assets (see note (1) above) divided by tangible equity capital, which is calculated by including stockholders’ equity and junior subordinated notes and excluding identifiable intangible assets and goodwill. The Firm believes tangible equity capital to be a more meaningful measure of our equity base as it includes stockholder’s equity and junior subordinated notes (which are considered to be equity-like instruments due to their subordinated and long-term nature) and excludes identifiable intangible assets and goodwill (which are fully supported by equity). The Firm believes net leverage based on net assets to be a more useful measure of leverage, because it excludes certain low-risk, non-inventory assets and utilizes tangible equity capital as a measure of our equity base. Net leverage as presented is not necessarily comparable to similarly-titled measures provided by other companies in the securities industry because of different methods of presentation.

(3)

Total long-term capital includes long-term borrowings (excluding any borrowings with remaining maturities within one year of the financial statement date) and total stockholders’ equity. The Firm believes total long-term capital is useful to investors as a measure of its financial strength.

(4)	The book value per common share calculation includes amortized restricted stock units granted under employee stock award programs, which have been included in total stockholders’ equity.

(5)

The table presents certain components of negative mark to market adjustments incurred during the second quarter of fiscal year 2008. Caution should be utilized when evaluating the amounts in the table as they represent only certain components of revenue associated with the Firm’s general business activities. The mark to market adjustments presented in the table are reflected within the revenues associated with the Firm’s Capital Markets business segment.

(6)

Represents the amount of gains on debt liabilities for which the Firm elected to fair value under SFAS No. 157 and SFAS No. 159. These gains represent the effect of changes in the Firm’s credit spread and exclude any Interest income or expense as well as any gain or loss from the embedded derivative components of these instruments. Changes in valuations are allocated to the businesses within the Firm’s Capital Markets business segment in relation to funding requirements of the underlying positions.